Exhibit 97.1
Constellation Brands, Inc.
Incentive Compensation Recoupment Policy

Effective as of April 4, 2023

I.    Introduction. The Human Resources Committee (the “Committee”) of the Board of Directors of Constellation Brands, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Committee has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed. This Policy shall be effective as of the date it is adopted by the Committee (the “Effective Date”).
II.    Administration. This Policy shall be administered by the Committee (the “Administrator”). The Administrator has the sole discretion to interpret the terms of this policy and make determinations under it. Any interpretation or determination made by the Administrator shall be final and binding on all affected individuals.
III.    Covered Officers. This Policy applies to each of the Company’s current and former executive officers, as determined by the Administrator in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Administrator (“Covered Officers”).
IV.    Incentive Compensation.
A.    For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, including but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part on satisfying a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a financial reporting measure performance goal.

    Compensation that would not be considered Incentive Compensation includes, but is not limited to: (a) salaries; (b) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership and/or completion of a specified employment period; (c) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; (d) wholly time-based equity awards; and (e) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.
B.    A financial reporting measure is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (ii) stock price and total shareholder return.
    Financial reporting measures include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share; earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income.
V.    Excess Incentive Compensation.
A.    For purposes of this Policy, “Excess Incentive Compensation” means the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. Incentive Compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
B.    For Incentive Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement (as defined below), the amount of Excess Incentive Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the exchange on which the Company’s securities are listed.

VI.    Recoupment.
A.    In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, an “Accounting Restatement”), the Administrator will require reimbursement or forfeiture of the Excess Incentive Compensation received by any Covered Officer during the three (3) completed fiscal years immediately preceding the date upon which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years.
B.    The right to recovery will be limited to Excess Incentive Compensation paid or distributed during the three (3) years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no event shall the Company be required to award Covered Officers an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.
VII.    Method of Recoupment. The Administrator will determine, in its sole discretion, the method for recouping Excess Incentive Compensation under this Policy, subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and related guidance issued thereunder. Such methods may include, without limitation:
A.    Requiring reimbursement of cash Incentive Compensation previously paid;
B.    Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
C.    Offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Officer;
D.    Cancelling outstanding vested or unvested equity awards; and/or
E.    Taking any other remedial and recovery action permitted by law, as determined by the Administrator.
VIII.    Indemnification. The Company shall not indemnify any Covered Officers against the loss of any incorrectly awarded Incentive Compensation.
IX.    Interpretation. The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.
X.    Amendment; Termination. The Committee may amend or terminate this Policy from time to time in its discretion. The Committee shall amend this Policy as it deems necessary or appropriate to reflect final regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed.
XI.    Other Recoupment Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Administrator may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
XII.    Impracticability. The Administrator shall recover any excess Incentive Compensation in accordance with this Policy unless the Administrator determines such recovery would be impracticable, and to the extent:
A.    The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered;
B.    Recovery would violate home country law where that law was adopted prior to November 28, 2022; or
C.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
XIII.    Successors. This Policy shall be binding and enforceable against all persons, including the Company, its subsidiaries, its stockholders, employees and the employees’ beneficiaries, heirs, executors, administrators or other legal representatives.
XIV.    Choice of Law; Venue. All matters arising out of or relating to this Policy shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). By receiving Incentive Compensation on or after the Effective Date, each Covered Officer irrevocably submits to the exclusive jurisdiction of the United States federal court or state court located in the State of New York and County of Monroe with respect to any suit, action, or proceeding to enforce this policy.

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